Exhibit 99.1
Press Release
Contact: H. Andrew Cantor
Phone: 720.283.6083
UDR ANNOUNCES SECOND QUARTER 2011 RESULTS
~15% Increase in FFO-Core per Diluted Share~
DENVER, CO (August 1, 2011) — UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced its second quarter 2011 results.
The Company generated Funds from Operations (FFO) of $63.6 million or $0.31 per diluted share, for the quarter ended June 30, 2011, as compared to $45.7 million, or $0.27 per diluted share, in the second quarter of 2010. The second quarter results include a one-time, $0.008 per diluted share, gain on the sale of depreciable property and a JV financing fee, offset by one-time charges of $0.014 for acquisition-related and severance costs. Excluding these one-time charges, FFO-Core would have been $0.32 per diluted share. Please see the reconciliation below for further detail.

	Q2 2011	Q2 2010	YTD 2011	YTD 2010
FFO- Core per diluted share	$0.32	$0.28	$0.62	$0.56
Acquisition-related costs	(0.010)	—	(0.014)	—
JV financing fee	0.004	—	0.004	—
Severance charges	(0.004)	—	(0.004)	—
Gain on sale of TRS property	0.004	—	0.005	—
Storm-related expenses	—	(0.004)	—	(0.004)
Costs associated with debt extinguishment	—	(0.006)	(0.021)	(0.006)
Gain on sale of marketable securities	—	—	0.016	—

FFO- Reported per diluted share	$0.31	$0.27	$0.61	$0.55

A reconciliation of FFO to GAAP Net Income can be found on Attachment 2 of the Company’s second quarter 2011 Supplemental Financial Information.

“We’ve made great progress this year as we have announced nearly $1.2 billion in acquisitions, $375 million in developments and have raised $930 million in equity,” said Tom Toomey, UDR’s president and CEO. Mr. Toomey continued, “Clearly we believe this is the right time to grow our company as we have made a concerted effort to expand our operations in core markets such as New York, Boston, San Francisco and Washington, D.C. — the substantial value creation opportunities we see from the newly announced acquisitions and development projects position us well for future growth.”
Operations
Same-store revenue increased 3.6 percent year-over-year while net operating income (NOI) increased 5.1 percent for the second quarter 2011. Same-store physical occupancy decreased 10 basis points to 95.7 percent year-over-year. Same-store expenses increased 70 basis points driven by higher utility and insurance costs, partially offset by a decrease in real estate taxes.
The rate of turnover decreased to an annualized rate of 55 percent from 56 percent in the second quarter of 2010. Bad debt expense as a percentage of revenues for the second quarter was flat at 40 basis points.
Summary Same-Store Results Second Quarter 2011 versus Second Quarter 2010

	Revenue	Expense	NOI	% of Same-		Number of
	Growth/	Growth/	Growth/	Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]

Western	3.6%	0.2%	5.1%	40.5%	95.4%	13,364
Mid-Atlantic	3.9%	3.6%	4.1%	28.5%	96.6%	10,418
Southeastern	3.1%	1.5%	4.2%	21.1%	95.1%	12,272
Southwestern	3.4%	-5.2%	9.5%	9.8%	95.9%	5,571

Total	3.6%	0.7%	5.1%	100.0%	95.7%	41,625

[1]	Based on QTD 2011 NOI.

[2]	Average same-store occupancy for the quarter.

[3]
During the second quarter, 41,625 apartment homes, or approximately 86 percent of 48,556 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially, same-store NOI increased by 3.4 percent driven by increased revenues of 1.6 percent and a 1.7 percent decrease in same-store expenses.

For the six months ended June 30, 2011, the Company’s same-store revenue increased 3.0 percent as compared to the prior year while expenses increased 1.5 percent resulting in a same-store NOI increase of 3.9 percent as compared to the prior year period in 2010. Year-over-year occupancy decreased by 10 basis points to 95.6 percent.
Summary Same-Store Results YTD 2011 versus YTD 2010

	Revenue	Expense	NOI	% of Same-		Number of
	Growth/	Growth/	Growth/	Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]

Western	2.9%	1.3%	3.7%	40.0%	95.2%	13,198
Mid-Atlantic	3.9%	2.2%	4.7%	28.9%	96.5%	10,418
Southeastern	2.3%	1.8%	2.7%	21.2%	95.2%	11,901
Southwestern	2.7%	-0.2%	4.7%	9.9%	95.9%	5,571

Total	3.0%	1.5%	3.9%	100.0%	95.6%	41,088

[1]	Based on YTD 2011 NOI.

[2]	Average same-store occupancy for YTD 2011.

[3]
During the six months ended June 30, 2011, 41,088 apartment homes, or approximately 85 percent of 48,556 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Technology Platform
Improving the Company’s operational efficiency, while increasing resident satisfaction, are the compelling factors for our continued investment in technology. The Company’s technology platform continues to gain acceptance and recognition from our residents as shown by the following increasing utilization rates:

			December
	June 2011	June 2010	2010

Established Technology Initiatives:
Resident payments received via ACH	78%	74%	79%
Service requests entered through MyUDR.com	80%	77%	79%
Move-ins initiated via an internet source	61%	65%	63%

New Technology Initiatives:
Renewals completed electronically	84%	3%	81%
Acquisition Activity
The Company completed the acquisition of 10 Hanover Square, a 493-home apartment community in New York City’s Financial District for $259.8 million. The 23-story high-rise also contains 41,650 square feet of fully leased commercial space. Additional details related to the transaction can be found in the March 1, 2011 and April 1, 2011 press releases on the Company’s website at www.udr.com.

Additionally, the Company completed the acquisition of View 14, a 185-home apartment community located in the U Street Corridor of Washington, D.C. for $106 million. The luxury 9-story high-rise also contains 32,113 square feet of commercial space and a 148-space parking garage. Additional details related to the transaction can be found in the July 12, 2011 press release on the Company’s website at www.udr.com.
Development Activity
During the second quarter of 2011, the Company commenced the development of 839 homes in three communities for $225 million. The developments include:
Los Alisos, an $87 million, 320-home community located in Mission Viejo, CA. The convenient location provides residents with excellent access to freeways and job centers across Orange County and is located directly adjacent to the Mission Foothill Marketplace, an 110,000-square-foot retail center.
13th & Market, a $76 million, pre-sale joint venture to develop a 263-home community at 13th & Market in the East Village neighborhood of San Diego, CA. The new community will be located directly across the street from the planned 4-acre East Village Green public park, within walking distance to PETCO Park and only three blocks from the UDR/MetLife Strata community (163 homes).
Domain College Park, a $62 million, pre-sale joint venture to develop a 256-home community that will be located immediately adjacent to The Robert H. Smith School of Business at the University of Maryland in College Park, MD. The land was purchased by the pre-sale joint venture from the UDR/MetLife joint venture and is expected to be the only privately-owned, market-rate community located directly adjacent to the University of Maryland campus.
Disposition Activity
During the second quarter, the Company sold Mustang Park, a 289-home community located in Carrollton, TX for $31 million. At the time of the disposition, the community was 96% occupied with an average monthly income per occupied home of $1,000.
Asset Exchange:
The Company completed a $500 million asset exchange with AvalonBay Communities, Inc. UDR exchanged six communities containing 1,418 apartment homes in Southern California for two communities containing 833 apartment homes located in the Boston metro area and one community containing 227 apartment homes located in downtown San Francisco. Additional details related to the exchange can be found in the April 6, 2011 press release on the Company’s website at www.udr.com.
Capital Markets Activity
In the second quarter of 2011, the Company raised approximately $231.2 million of equity through the sale of approximately 9.4 million shares at a weighted average net price of $24.51 per share under its “At the Market” equity offering program.

In conjunction with the acquisition of 10 Hanover Square in Manhattan, the Company issued 2.6 million operating partnership units for $64 million.
On May 18, 2011, the Company priced a seven year $300 million offering of 4.25 percent senior unsecured notes under its existing shelf registration. The notes will mature on June 1, 2018.
During the second quarter, the Company repurchased 141,200 shares of Series G Cumulative Redeemable Preferred Shares at an average price per share of $25.38.
Balance Sheet
At June 30, 2011, UDR had $882 million in availability through a combination of cash and undrawn capacity on its credit facilities, giving the Company ample flexibility to meet its capital needs for debt maturities and development activities through 2012.
UDR’s total indebtedness at June 30, 2011 was $3.7 billion. The Company ended the second quarter with fixed-rate debt representing 83 percent of its total debt, a total blended interest rate of 4.4 percent and a weighted average maturity of 4.5 years. UDR’s fixed charge coverage ratio (adjusted for non-recurring items) was 2.4 times.
Post Quarter Activity
Acquisitions:
On July 19, 2011, the Company completed the acquisition of Rivergate, a 706-home apartment community located in the Murray Hill neighborhood of Manhattan for $443 million. The 35-story high-rise also contains 24,315 square feet of fully-leased commercial space and a 125-space parking garage.
The acquisition of 21 Chelsea, a 210-home community located in the Chelsea neighborhood of Manhattan, is expected to close in the third quarter of 2011 for $138 million. The 14-story high-rise also contains 1,600 square feet of fully-leased retail space and a 152-space parking garage.
Development:
The Company expects to close in the third quarter of 2011 on the acquisition of the land for the development of Village at Bella Terra, a $150 million, 467-home community located in Huntington Beach, CA. Additional details can be found in the July 12, 2011 press release on the Company’s website at www.udr.com. Including the Company’s interest in its unconsolidated development joint ventures and Village at Bella Terra, the Company has 2,476 homes under development for a total estimated cost of $757 million.
Capital Markets Activity:
The Company completed a public offering of 20.7 million shares of common stock, including the underwriter’s overallotment option, at a gross price of $25.00 per share. Proceeds of approximately $496.3 million, after underwriting discounts, commissions and offering expenses, were used to fund potential and recent acquisitions, for working capital and for general corporate purposes.

In the third quarter, previous to the July 13, 2011 public offering, the Company raised approximately $42.9 million of equity through the sale of approximately 1.7 million shares at a weighted average net price of $24.90 per share under its “At the Market” equity offering program.
2011 Guidance
As previously announced on July 11, 2011, the Company updated its full-year same-store, FFO, disposition, and acquisition guidance as follows:

	Original Range	Revised Range
	As of Feb. 7, 2011	As of July 11, 2011
FFO per diluted share	$1.20 – $1.25	$1.25 – $1.30
Same-store operations (95% occupancy):
Revenue	3.5% – 4.5%	4.0% – 4.5%
Expenses	2.0% – 3.0%	2.0% – 2.5%
Net operating income (NOI)	4.0% – 6.0%	5.0% – 6.0%

Portfolio activity (M):	Original Range	Revised Range	Completed(1,2,3)	Remaining(4)
Acquisitions	$500	$1,200 – $1,500	$1,200	$75 – $300
Dispositions	$0	$500 – $600	$267	$233 – $333
Development starts	$0	$450 – $600	$375	$75 – $225

Capital markets (M):	Original Range	Revised Range	Completed(1)	Remaining(4)
Equity	$300 – $325	$450 – $950	$929	$0 – $21
Debt	$495 – $520	$300 – $500	$300	$0 – $200

(1)	As of August 1, 2011.

(2)	Completed acquisitions and dispositions include the previously announced $500 million asset exchange.

(3)	Completed acquisitions include 21 Chelsea and completed development starts include Village at Bella Terra.

(4)	Remaining consists of the revised range less completed.
All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team. The following reconciles from forecasted FFO per share to GAAP Net Loss per share:

	Low	High
Forecasted 2011 FFO guidance per diluted share	$1.25	$1.30
Conversion to GAAP share count	(0.08)	(0.08)
Depreciation	(1.76)	(1.76)
Non-controlling interests	0.01	0.01
Preferred dividends	(0.02)	(0.02)
Gains on sale of depreciable property	0.21	0.21

Forecasted GAAP net loss per diluted share	(0.39)	(0.34)

Supplemental Information
The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.
Conference Call and Webcast Information
UDR will host a webcast and conference call at 11:00 a.m. EDT on August 1, 2011 to discuss second quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.
To participate in the teleconference dial 877-941-9205 for domestic and 480-629-9818 for international and provide the following conference ID number: 4453360.
A replay of the conference call will be available through September 1, 2011, by dialing 800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4453360, when prompted for the pass code.
A replay of the call will be available for 90 days on UDR’s website at www.udr.com.
Full Text of the Earnings Report and Supplemental Financial Information
Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.
Mail — For those without Internet access, the second quarter 2011 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6083.

Forward Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations concerning the joint venture with MetLife, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.
This release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2011, UDR owned or had an ownership position in 60,386 apartment homes including 1,939 homes under development. For over 39 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1
UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2011	2010	2011	2010
Rental income	$176,767	$146,647	$340,462	$290,972

Rental expenses:
Real estate taxes and insurance	20,515	18,327	41,355	37,011
Personnel	15,439	13,518	30,168	26,489
Utilities	9,122	7,652	18,133	16,004
Repair and maintenance	9,594	8,177	18,560	15,737
Administrative and marketing	4,317	3,824	8,270	7,521
Property management	4,861	4,033	9,363	8,002
Other operating expenses	1,544	1,457	3,001	2,942

	65,392	56,988	128,850	113,706
Non-property income:
Loss from unconsolidated entities	(1,348)	(1,185)	(2,680)	(1,922)
Gain on sale of marketable securities	—	—	3,123	—
Interest and other income (1)	2,855	2,056	4,267	3,527

	1,507	871	4,710	1,605
Other expenses:
Real estate depreciation and amortization	91,107	70,254	172,625	138,993
Interest	37,381	35,218	72,969	70,346
Amortization of convertible debt premium	359	928	718	1,895
Other debt charges (2)	40	1,030	4,059	1,030

Total interest	37,780	37,176	77,746	73,271
Insurance-related expenses	100	721	100	721
Acquisition-related costs	2,074	—	2,724	—
Severance charges	745	—	771	—
General and administrative	9,999	9,572	19,998	19,212
Other depreciation and amortization	986	1,308	2,029	2,531

	142,791	119,031	275,993	234,728
Loss from continuing operations	(29,909)	(28,501)	(59,671)	(55,857)
Income from discontinued operations	44,818	861	45,924	3,191

Consolidated net income/(loss)	14,909	(27,640)	(13,747)	(52,666)
Net (income)/loss attributable to non-controlling interests	(258)	1,019	523	1,989

Net Income/(loss) attributable to UDR, Inc.	14,651	(26,621)	(13,224)	(50,677)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(1,862)	(1,862)
Distributions to preferred stockholders — Series G	(1,396)	(1,441)	(2,833)	(2,889)
(Premium)/discount on preferred stock repurchases, net	(175)	25	(175)	25

Net income/(loss) attributable to common stockholders	$12,149	$(28,968)	$(18,094)	$(55,403)

Earnings per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders	$(0.17)	$(0.19)	$(0.34)	$(0.37)
Income from discontinued operations	$0.23	$0.01	$0.24	$0.02
Net Income/(loss) attributable to common stockholders	$0.06	$(0.18)	$(0.10)	$(0.35)
Common distributions declared per share	$0.200	$0.180	$0.385	$0.360
Weighted average number of common shares outstanding — basic and diluted	190,479	160,886	186,527	158,522

(1)
Includes $2.7 million and $0.7 million of management fees from joint ventures during the three months ended June 30, 2011 and 2010 and $3.9 million and $1.1 million during the six months ended June 30, 2011 and 2010.

(2)	Write-off of deferred financing costs on early debt extinguishment, including $599 write-off of convertible debt premium for the three and six months ended June 30, 2010.

Attachment 2
UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2011	2010	2011	2010
Net income/(loss) attributable to UDR, Inc.	$14,651	$(26,621)	$(13,224)	$(50,677)

Distributions to preferred stockholders	(2,327)	(2,372)	(4,695)	(4,751)
Real estate depreciation and amortization, including discontinued operations	91,161	73,726	175,276	145,933
Non-controlling interest	258	(1,019)	(523)	(1,989)
Real estate depreciation and amortization on unconsolidated joint ventures	2,844	1,151	5,692	2,160
Net gain on the sale of depreciable property in discontinued operations, excluding RE3	(43,767)	(162)	(43,808)	(121)
(Premium)/discount on preferred stock repurchases, net	(175)	25	(175)	25

Funds from operations (“FFO”) — basic	$62,645	$44,728	$118,543	$90,580

Distribution to preferred stockholders — Series E (Convertible)	931	931	1,862	1,862

Funds from operations — diluted	$63,576	$45,659	$120,405	$92,442

FFO per common share — basic	$0.32	$0.27	$0.61	$0.55

FFO per common share — diluted	$0.31	$0.27	$0.61	$0.55

Weighted average number of common shares and OP Units outstanding — basic	198,109	166,850	192,880	164,492
Weighted average number of common shares, OP Units, and common stock equivalents outstanding — diluted	203,188	172,109	197,913	169,485
FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.
RE3 gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation We consider FFO with RE3 gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce profits which differ from the traditional long-term investment in real estate for REITs.

Attachment 3
UDR
Consolidated Balance Sheets

	June 30,	December 31,
In thousands, except share and per share amounts	2011	2010
	(unaudited)	(audited)
ASSETS

Real estate owned:
Real estate held for investment	$7,141,505	$6,490,791
Less: accumulated depreciation	(1,726,258)	(1,566,618)

	5,415,247	4,924,173
Real estate under development (net of accumulated depreciation of $0 and $0)	157,301	97,912
Real estate held for disposition (net of accumulated depreciation of $0 and $71,708)	—	220,936

Total real estate owned, net of accumulated depreciation	5,572,548	5,243,021
Cash and cash equivalents	21,634	9,486
Marketable securities	—	3,866
Restricted cash	20,220	15,447
Deferred financing costs, net	24,747	27,267
Notes receivable	7,800	7,800
Investment in unconsolidated joint ventures	177,404	148,057
Other assets	137,424	74,596

Total assets	$5,961,777	$5,529,540

LIABILITIES AND STOCKHOLDERS’ EQUITY

Secured debt	$1,992,401	$1,908,068
Secured debt — real estate held for disposition	—	55,602
Unsecured debt	1,707,185	1,603,834
Real estate taxes payable	14,525	14,585
Accrued interest payable	23,341	20,889
Security deposits and prepaid rent	30,524	26,046
Distributions payable	42,654	36,561
Deferred gains on the sale of depreciable property	29,011	28,943
Accounts payable, accrued expenses, and other liabilities	104,179	105,925

Total liabilities	3,943,820	3,800,453

Redeemable non-controlling interests in operating partnership	187,309	119,057

Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued and outstanding (2,803,812 shares at December 31, 2010)	46,571	46,571
3,264,362 shares of 6.75% Series G Cumulative Redeemable issued and outstanding (3,405,562 shares at December 31, 2010)	81,609	85,139
Common stock, $0.01 par value; 250,000,000 shares authorized
196,660,518 shares issued and outstanding (182,496,330 shares at December 31, 2010)	1,967	1,825
Additional paid-in capital	2,782,510	2,450,141
Distributions in excess of net income	(1,075,499)	(973,864)
Accumulated other comprehensive loss, net	(10,285)	(3,469)

Total UDR, Inc. stockholders’ equity	1,826,873	1,606,343
Non-controlling interest	3,775	3,687

Total equity	1,830,648	1,610,030

Total liabilities and stockholders’ equity	$5,961,777	$5,529,540